EXHIBIT 10.2(a)

Exhibit A to Employment Agreement for Mary Jo Thiboult

EXHIBIT A
TO
EMPLOYMENT CONTRACT
OF
MARY JO THIBOULT

R & J Medical Sales, Inc.

Maxxon Home Health Care, Inc.

Accu-White International, Inc.

Trusted USA Insurance, Inc.